UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 6, 2010

Community Shores Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-51166 (Commission File Number)	38-3423227 (IRS Employer Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan (Address of principal executive offices)	49441 (Zip Code)

Registrant’s telephone number, including area code	231-780-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On December 6, 2010, we notified The Nasdaq Stock Market LLC (“Nasdaq”) that we intend to file a Form 25 with the Securities and Exchange Commission to effect the voluntary delisting of our common stock from Nasdaq. We plan to file the Form 25 with the Commission on December 16, 2010, and expect that our common stock will cease trading on Nasdaq that day.
     We received a letter from Nasdaq on October 12, 2010 notifying us that we no longer met Nasdaq’s continued listing requirement under Nasdaq Rule 5550(a)(2) (the “Bid Price Rule”) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Rule 5810(c)(3)(A), we have a grace period of 180 calendar days (until April 11, 2011) to regain compliance with the Bid Price Rule, and may be eligible for an additional grace period. At this time we have not regained compliance with the Bid Price Rule, and cannot determine with certainty whether we would regain compliance before the end of the grace period.
     Our decision to delist from Nasdaq is based primarily on our desire to conserve resources, and our recognition that the benefits of maintaining our Nasdaq listing have declined. The trading volume and price of our common stock have been limited, and we believe the benefits of listing do not justify the expense, compliance requirements and administrative burdens of maintaining our Nasdaq listing.
     We have asked a market maker to make application to have our common stock quoted on the OTC Bulletin Board (“OTCBB”), and expect that our common stock will be quoted on the OTCBB after delisting from Nasdaq.
     On December 6, 2010, we issued a press release announcing that we have notified Nasdaq of our intent to delist. The full text of the press is furnished as Exhibit 99 to this report.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
99	Press release dated December 6, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Shores Bank Corporation
	By:	/s/ Tracey A. Welsh
Tracey A. Welsh
Date: December 6, 2010		Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99	Press release dated December 6, 2010

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